EXHIBIT 5.1 OPINION TO SEC

S.E. Asia Emerging Market Co., Ltd.
75 Bukit Timah Road #05-02
Boon Siew Building
Singapore 229833

26 November 2010

Dear Sirs

S.E. Asia Emerging Market Co., Ltd. (the "Company")

We have acted as special British Virgin Islands counsel to the Company to provide this legal opinion in connection with the Company's registration statement on Form F-1, including all amendments or supplements thereto ("Form F-1"), filed with the Securities and Exchange Commission (the "Commission") under the United States Securities Act of 1933 (the "Act"), as amended (the "Registration Statement") related to the offering and sale of up to (i) 1,265,000 units ("Units"), with each Unit consisting of one subunit of the Company and once class A warrant (“Class A Warrant”) and each subunit consisting of one ordinary share, no par value per share of the Company (the "Shares"), and one Class B warrant to purchase one Share (the "Class B Warrant" and together with the Class A Warrant, the “Warrants”) to the underwriters for whom Maxim Group LLC (the "Representative") is acting as representative of the underwriters (collectively, the "Underwriters"); (ii) all Shares and all Warrants issued as part of the Units; and (iii) all Shares issuable upon exercise of the Warrants included in the Units.  Additionally, the Company is providing the Representative with one (1) Unit Purchase Option (the “Purchase Option”) pursuant to which the Representative shall have the right to purchase for its own account or that of its designees up to an aggregate of 110,00 Units (the “PO Units”).  The PO Units and subunits (“PO Subunits”) issuable upon the exercise of the Purchase Option are identical to the Units and Subunits, except that the Class A Warrants included in the PO Units and Class B Warrants included in the PO Subunits have an exercise price of US$6.60 and US$3.30, respectively (the “PO Warrants”).  This opinion is given in accordance with the terms of the Legal Matters section of the Registration Statement.

1	DOCUMENTS REVIEWED

We have reviewed originals, copies, drafts or conformed copies of the following documents and have examined such other documents and considered such legal matters as we have deemed necessary for the purpose of rendering this legal opinion:

1.1	The written resolutions of the board of directors of the Company dated 25 November 2010 (the "Resolutions").

1.2	A registered agent’s certificate dated 25 November 2010, issued by FH Corporate Services Ltd, the Company’s registered agent (the "Registered Agent’s Certificate").

1.3
The public records of the Company on file and available for public inspection at the Registry of Corporate Affairs in the British Virgin Islands (the "Registry of Corporate Affairs") on 25 November 2010 including:

1.3.1	the Company’s Certificate of Incorporation; and

1.3.2	the Company’s amended and restated Memorandum and Articles of Association.

1.4	a Certificate of Good Standing issued by the Registrar of Corporate Affairs in the British Virgin Islands (the "Certificate of Good Standing");

1.5	a certificate from a director of the Company (the "Director's Certificate");

1.6	the Form F-1;

1.7	a draft of the warrant agreement and the warrant certificate (the "Warrant Documents")constituting the Warrants; and

1.8	a draft of the unit certificates (the "Unit Certificates") constituting the Units and subunit certificates (the “Subunit Certificates”) constituting the Subunits.

2	ASSUMPTIONS

In giving this opinion we have assumed (without further verification) the completeness and accuracy of the Registered Agent’s Certificate and the Director's Certificate as to the factual statements made therein. We have also relied upon the following assumptions, which we have not independently verified:

2.1
the Warrant Documents, the Units, the Unit Certificates, the Subunits and the Subunit Certificates have been or will be authorised and duly executed and delivered by or on behalf of all relevant parties in accordance with all relevant laws (other than, with respect to the Company, the laws of the British Virgin Islands);

2.2
the Warrant Documents, the Units, the Unit Certificates, the Subunits and the Subunit Certificates are, or will be, legal, valid, binding and enforceable against all relevant parties in accordance with their terms under the laws of the State of New York and all other relevant laws (other than the laws of the British Virgin Islands);

2.3
the choice of the laws of the State of New York as the governing law of the Warrant Documents, the Units and Subunits has been made in good faith and would be regarded as a valid and binding selection which will be upheld by the courts of the State of New York and any other relevant jurisdiction (other than the British Virgin Islands) as a matter of the laws of the State of New York and all other relevant laws (other than the laws of the British Virgin Islands);

2.4	copy documents, conformed copies or drafts of documents provided to us are true and complete copies of, or in the final forms of, the originals;

2.5	all signatures, initials and seals are genuine;

2.6
the power, authority and legal right of all parties under all relevant laws and regulations (other than, with respect to the Company, the laws of the British Virgin Islands) to enter into, execute, deliver and perform their respective obligations under the Warrant Documents and the Unit Certificates.

Save as aforesaid we have not been instructed to undertake and have not undertaken any further enquiry or due diligence in relation to the transaction the subject of this opinion.

3	OPINIONS

Based upon, and subject to, the foregoing assumptions and the qualifications set out below, and having regard to such legal considerations as we deem relevant, we are of the opinion that:

3.1
The Company is a company limited by shares duly incorporated under the BVI Business Companies Act, 2004 (the "Act"), in good standing at the Registry of Corporate Affairs and validly existing under the laws of the British Virgin Islands, and possesses the capacity to sue and be sued in its own name.

3.2
The Shares to be offered and sold by the Company as contemplated by the Form F-1 have been duly authorised for issue, and when issued by the Company against payment in full, of the consideration, in accordance with the terms set out in the Form F-1 and the terms of the underwriting agreement referred to in the Form F-1 and duly registered in the Company’s register of members (shareholders), such Shares will be validly issued, fully paid and non-assessable.

3.3
The Units, the Subunits, the Purchase Option Units, the Purchase Option Subunits, and the Shares underlying the Purchase Option Units and Purchase Option Subunits as contemplated by the Form F-1 have been duly authorised for issue, and when issued by the Company against payment in full, of the consideration, in accordance with the terms set out in the Form F-1 and duly registered will be validly issued, fully paid and non-assessable.

3.4
The execution and delivery of the Warrant Documents and the issue and offer of the Units, the Subunits and the issue of the Unit Certificates and Subunit Certificates by the Company has been authorised by and on behalf of the Company and, assuming the Warrant Documents, Unit Certificates and Subunit Certificates will be executed and delivered by any Director or authorised officer of the Company, the Warrant Documents, Unit Certificates and Subunit Certificates will be duly executed and delivered on behalf of the Company and constitute the legal, valid and binding obligations of the Company enforceable in accordance with their terms.

4	QUALIFICATIONS

The opinions expressed above are subject to the following qualifications:

4.1
The term "enforceable" as used above means that the obligations assumed by the Company under the Warrant Documents, the Units and Subunits are of a type which the courts of the British Virgin Islands will enforce. It does not mean that those obligations will necessarily be enforced in all circumstances in accordance with their terms. In particular:

4.1.1
enforcement may be limited by bankruptcy, insolvency, liquidation, reorganisation, readjustment of debts or moratorium or other laws of general application relating to or affecting the rights of creditors;

4.1.2
enforcement may be limited by general principles of equity. For example, equitable remedies such as specific performance may not be available, inter alia, where damages are considered to be an adequate remedy;

4.1.3
where obligations are to be performed in a jurisdiction outside the British Virgin Islands, they may not be enforceable in the British Virgin Islands to the extent that performance would be illegal under the laws of that jurisdiction; and

4.1.4	some claims may become barred under the statutes of limitation or may be or become subject to defences of set off, counterclaim, estoppel and similar defences.

4.2	To maintain the Company in good standing under the laws of the British Virgin Islands, annual filing fees must be paid to the Registry of Corporate Affairs.

4.3
Under the Act, the register of members of a British Virgin Islands company is by statute regarded as prima facie evidence of any matters which the Act directs or authorises to be inserted therein. A third party interest in the shares in question would not appear. An entry in the register of members may yield to a court order for rectification (for example, in the event of fraud or manifest error).

4.4
Except as specifically stated herein, we make no comment with respect to any representations and warranties which may be made by or with respect to the Company in any of the documents or instruments cited in this opinion or otherwise with respect to the commercial terms of the transactions the subject of this opinion.

4.5
This opinion is confined to and given on the basis of the laws of the British Virgin Islands at the date hereof and as currently applied by the courts of the British Virgin Islands. We have not investigated and we do not express or imply nor are we qualified to express or imply any opinion on the laws of any other jurisdiction.

We hereby consent to filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the heading "Legal Matters" in the prospectus included in the Registration Statement. In the giving our consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the Rules and Regulations of the Commission thereunder.

This opinion is limited to the matters detailed herein and is not to be read as an opinion with respect to any other matter.

Yours faithfully

/s/ Forbes Hare

Forbes Hare